EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	RON KLAWITTER	MICHAEL NEWMAN
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FIRST QUARTER RESULTS

First Quarter Revenue Up 8% Year-over-Year;

Growing Revenue Contribution from New Customers

Spokane Valley, WA— October 28, 2008 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 27, 2008.

For the first quarter of fiscal 2009, Key Tronic reported total revenue of $48.2 million, up 8% from $44.6 million in the same period of fiscal 2008. Net income for the first quarter of fiscal 2009 was $0.4 million or $0.04 per diluted share, up from $0.2 million or $0.02 diluted share for the same period of fiscal 2008.

“We are pleased with our performance for the first quarter, despite the challenging economic situation,” said Jack Oehlke, President and Chief Executive Officer. “As expected, we saw an increased contribution from new customer programs, offsetting the anticipated decline in some of our existing programs.

“As we move into the second quarter, the global economic situation is creating uncertainty and slowdowns among some of our customers. While most of our promising new customer programs continue to move into production and ramp up, some have reduced their forecasts for coming periods. Revenue from our new programs is now expected to grow at a slower rate than previously anticipated. In response, our flexible business model allows us to take immediate steps to reduce operating expenses in our manufacturing facilities.

“In the face of the challenging economic environment, we continue to believe that our sustained investment in our world-class facilities provides us with strong competitive advantages. Over the longer term, we expect to continue to successfully win new business and further diversify our customer portfolio across a wide range of industries.”

Business Outlook

For the second quarter of fiscal 2009, the Company expects revenue in the range of $42 million to $45 million, with earnings in the range of breakeven to $0.02 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-219-6110 or +1 303-262-2138. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11120242). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2009. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarters Ended
	September 27 2008	September 29 2007
Net sales	$48,237	$44,550
Cost of sales	44,830	41,488

Gross profit on sales	3,407	3,062
Operating expenses:
Research, development and engineering	626	677
Selling and administrative	2,137	1,898

	2,763	2,575
Operating income	644	487
Interest expense	182	269

Income before income taxes	462	218
Income tax provision	54	35

Net income	$408	$183

Earnings per share:
Earnings per common share - basic	$0.04	$0.02
Weighted average shares outstanding - basic	10,040	9,928
Earnings per common share - diluted	$0.04	$0.02
Weighted average shares outstanding - diluted	10,212	10,328

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 27 2008	June 28 2008
ASSETS
Current Assets:
Cash and cash equivalents	$2,772	$2,879
Trade receivables - net	28,284	36,018
Inventories	39,658	37,927
Other	5,396	4,893

Total current assets	76,110	81,717
Property, plant and equipment, net	10,533	10,798
Other Assets:
Restricted cash	1,220	39
Deferred income tax asset - net	4,104	4,210
Other - net	806	815
Goodwill	765	765

Total other assets	6,895	5,829
Total Assets	$93,538	$98,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$25,219	$29,497
Accrued compensation and vacation	2,862	4,388
Current portion of long term obligations	475	470
Revolving loan	12,838	—
Other	1,806	1,667

Total current liabilities	43,200	36,022
Long-Term Liabilities:
Revolving loan	—	12,348
Other	796	893

Total long-term liabilities	796	13,241
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 10,063 and 10,024 shares	39,355	39,301
Retained earnings	10,187	9,780

Total shareholders’ equity	49,542	49,081

Total Liabilities and Shareholders’ Equity	$93,538	$98,344